Exhibit 3.5

Execution Version

CERTIFICATE OF AMENDMENT

TO

TENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AILERON THERAPEUTICS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Aileron Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. That resolutions were duly adopted by the Board of Directors of the Corporation setting forth proposed amendments to the Tenth Amended and Restated Certificate of Incorporation of the Corporation and declaring such amendments to be advisable and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED:	That the first paragraph of Article FOURTH of the Certificate of Incorporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“FOURTH: Effective upon the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a 1-for-9.937 reverse stock split of the Corporation’s common stock, $0.001 par value per share (“Common Stock”), shall become effective, pursuant to which each 9.937 shares of Common Stock issued or outstanding (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 par value per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the fair value per share of the Common Stock immediately prior to the Effective Time as determined by the Board of Directors of the Corporation.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 150,000,000 shares of Common Stock, and (ii) 151,557,293 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), of which 1,250,000 shares have been designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), 615,384 shares have been designated as Series A-1 Convertible Preferred Stock (“Series A-1 Preferred Stock”), 3,706,056 shares have been designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”), 5,934,050 shares have been designated as Series C-1 Convertible Preferred Stock (“Series C-1 Preferred Stock”), 8,689,144 shares have been designated as Series C-2 Convertible Preferred Stock (“Series C-2 Preferred Stock”, and collectively with the Series C-1 Preferred Stock, the “Series C Preferred Stock”), 34,142,865 shares have been designated as Series D Convertible Preferred Stock (“Series D Preferred Stock”), 363,636 shares have been designated as Series D-1 Convertible Preferred Stock (“Series D-1 Preferred Stock”), 12,715,822 shares have been designated as Series E Convertible Preferred Stock (“Series E Preferred Stock”), 24,264,705 shares have been designated as Series E-1 Convertible Preferred Stock (“Series E-1 Preferred Stock”), 9,226,082 shares have been designated as Series E-2 Convertible Preferred Stock (“Series E-2 Preferred Stock”), 21,237,785 shares have been designated as Series E-3 Convertible Preferred Stock (“Series E-3 Preferred Stock”), 29,411,764 shares have been designated as Series F Convertible Preferred Stock (“Series F Preferred Stock” and collectively with the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, Series E-2 Preferred Stock and Series E-3 Preferred Stock, the “Preferred Stock”).

FURTHER

RESOLVED:	That Subsection 5.1 of Article FOURTH C. of the Certificate of Incorporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (i) at a price per share to the public, which when multiplied by the total number of shares of Common Stock then outstanding or then issuable upon conversion of outstanding Preferred Stock immediately prior to the consummation of the offering, exceeds $150,000,000, or such lower amount as shall be determined by a majority of the Investor Directors, and (ii) which results in at least $50,000,000 of gross proceeds (before deductions of underwriters commissions and expenses) to the Corporation (a “Qualified Public Offering”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of shares of the Series D Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, Series E-2 Preferred Stock, Series E-3 Preferred Stock and Series F Preferred Stock representing at least fifty-five percent (55%) of the combined voting power of the outstanding shares of the Series D Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, Series E-2 Preferred Stock, Series E-3 Preferred Stock and Series F Preferred Stock, voting together as a single class in accordance with Subsection 3.1 (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.”

2. That in lieu of a meeting and vote of stockholders, the stockholder have given written consent to the forgoing amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

3. That the foregoing amendments have been duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President and Chief Executive Officer on this 16th day of June 2017.

By:	/s/ Joseph A. Yanchik III
Name: Joseph A. Yanchik III Title: President and Chief Executive Officer